Exhibit 99.1

Nevada Gold & Casinos' Shareholders Approve Sale of
Membership Interest in Isle of Capri-Black Hawk

HOUSTON, Jan. 22, 2008 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) announced that at a special meeting of shareholders held today, shareholders approved the sale of the Company's 43% membership interest in the Isle of Capri-Black Hawk LLC to Isle of Capri Casinos, which currently owns the remaining 57% interest. Under the terms of the agreement, Isle of Capri will pay Nevada Gold $64.6 million. Isle of Capri-Black Hawk, LLC owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. The transaction is expected to close within five days.

Robert Sturges, Chief Executive Officer of Nevada Gold, stated, "We are very pleased that shareholders agreed with our Board of Directors that this transaction was in their best interest. The sale of our interest in Isle of Capri-Black Hawk to our partner will enable us to reduce our outstanding long-term debt by approximately $39 million, provide our equity investment in the Horizon Casino Hotel acquisition announced on November 13, 2007, and potentially redeploy cash into future acquisitions."

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. The Company recently reached an agreement to acquire the Horizon Casino Hotel in Vicksburg, Mississippi. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. The Company recently announced it intends to sell its 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, to Isle of Capri Casinos, which currently owns the remaining 57% interest. For more information, visit www.nevadagold.com

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CONTACT: Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200